Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS INCREASE OF 8.36% FOR 2005

Newport, New Hampshire – January 18, 2006 – New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb, (the Bank) today reported consolidated net income for the year ended December 31, 2005 of $5,524,288, or $1.29 per share (fully diluted), compared to $5,098,093, or $1.20 per share (fully diluted), for the year ended December 31, 2004, an increase of 8.36%. For the quarter ended December 31, 2005, NHTB recorded net income of $1,602,620, or $0.38 per share (fully diluted), compared to $1,254,915, or $0.29 per share (fully diluted), for the fourth quarter ended December 31, 2004, an increase of 27.71%. The Company’s returns on average assets and equity for the year ended December 31, 2005 were 0.89% and 13.10%, respectively, compared to 0.88% and 12.41%, respectively, in 2004.

The $426,195 increase in net income for the year ended December 31, 2005 reflects a $947,336 increase in net interest and dividend income, due to a higher volume of loans outstanding, despite continuing margin compression. The increase in net interest income helped to offset an increase of $446,619 in noninterest expense, which occurred as the Bank absorbed expenses associated with the opening of three new branch offices during 2005. These branches were successfully opened in Peterborough, Claremont, and Enfield, New Hampshire, bringing the bank’s total number of branch offices to seventeen. During 2005, the Bank originated $248,382,723 in total loans, compared to $282,242,559 in 2004. Of these loans, the Bank sold $59,286,350 to the secondary market during 2005, as compared to $67,479,802 during 2004. For the fourth quarter ended December 31, 2005, net income increased $347,705 due to increases in net interest and dividend income of $77,929 and an increase in noninterest income of $248,642.

Total assets increased $54,664,599, or 9.18%, to $650,178,681 at December 31, 2005 from $595,514,082 at December 31, 2004. Loans outstanding increased $49,345,137, or 11.81%, to $467,172,877 at December 31, 2005 from $417,827,740 at December 31, 2004. The Bank’s portfolio of loans sold with servicing retained stood at $304,276,740 at December 31, 2005 as compared to $293,569,964 at December 31, 2004. Non-performing assets as a percentage of total assets remain strong at 0.04% as of December 31, 2005, compared to 0.05% at December 31, 2004.

Total deposits increased $31,565,324, or 7.29%, to $464,636,904 at December 31, 2005 from $433,071,580 at December 31, 2004, due in part to new deposits generated from the opening of three new branch offices. Shareholders’ equity of $46,726,549 resulted in a book value of $11.07 per share based on 4,219,980 shares of common stock outstanding at December 31, 2005, an increase of $0.55 per share, or 5.23%, from a year ago. Tier I Capital as a percentage of total assets stood at 7.80% as of December 31, 2005.

As previously announced, a regular quarterly dividend of $0.125 per share is payable on January 31, 2006 to shareholders of record as of January 24, 2006.

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services throughout the Dartmouth-Lake Sunapee-Kearsarge-Monadnock Region of west-central New Hampshire.

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company’s actual results, and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

9 Main Street    •    P.O. Box 9    •    Newport, NH 03773    •    603-863-0886    •    Fax: 603-863-9571

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
Interest and Dividend Income	$7,601,119	$6,503,183	$28,631,026	$25,284,584
Interest Expense	2,626,982	1,606,975	8,916,356	6,517,250
Net Interest and Dividend Income	4,974,137	4,896,208	19,714,670	18,767,334
Provision for Loan Losses	88,500	—	88,500	74,997
Noninterest Income	1,284,863	1,036,221	4,108,385	4,074,567
Noninterest Expense	3,721,827	3,953,204	14,951,920	14,505,301
Income Taxes	846,053	724,310	3,258,347	3,163,510
Net Income	1,602,620	1,254,915	5,524,288	5,098,093
Earnings Per Common Share, basic (1)	$0.38	$0.30	$1.31	$1.23
Earnings Per Common Share, assuming dilution (1) (2)	$0.38	$0.29	$1.29	$1.20
Dividends Declared (1)	$0.125	$0.1125	$0.50	$0.45

	As of 12/31/05	As of 12/31/04
Total Assets	$650,178,681	$595,514,082
Loans	467,172,877	417,827,740
Reserve for Loan Losses	4,022,341	4,019,450
Investment Securities, net	119,302,633	123,420,511
Federal Home Loan Bank Overnight Deposit	10,000,000	8,300,000
Total Deposits	464,636,904	433,071,580
Federal Home Loan Bank Advances	100,000,000	75,000,000
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	46,726,549	43,835,017
Shares Outstanding (1)	4,219,980	4,167,180
Book Value of Shares Outstanding	$11.07	$10.52
Tier I Capital to Assets	7.80%	7.87%
Return on Average Assets	0.89%	0.88%
Return on Average Equity	13.10%	12.41%
Non-performing Assets as a % Total Assets	0.04%	0.05%

(1)	2004 values adjusted for 2-for-1 stock split
(2)	Diluted earnings per share are calculated using the weighted-average of shares outstanding for the period, including common stock equivalents, as appropriate.